Exhibit 99.2

Questions and answers about our offering of up to 1,000,000 depositary shares, each representing a 1/40th ownership interest in a 6.50% Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B, of First Citizens Banc Corp.

An investment in the depositary shares is subject to investment risks, including possible loss of the principal invested. This is not an offer to sell or a solicitation of an offer to buy the depositary shares. The offer is made only by the prospectus. The depositary shares are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

This pamphlet answers questions about the offering of up to 1,000,000 depositary shares, each representing a 1/40th ownership interest in a 6.50% Noncumulative Redeemable Convertible Perpetual Preferred Share, Series B (the “Series B Preferred Shares), of First Citizens Banc Corp (“First Citizens”). Investing in the Series B Preferred Shares and, therefore, the depositary shares, involves certain risks. For a discussion of these risks and other factors, including a detailed discussion of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

THE OFFERING AND PURCHASING DEPOSITARY SHARES

WHAT ARE “DEPOSITARY SHARES”?

As an alternative to selling the Series B Preferred Shares directly to the public at a price of $1,000 per share, we are instead selling what are termed “depositary shares”. Each depositary share represents a 1/40th ownership interest in one Series B Preferred Share, and each depositary share is being sold at a price of $25.00. The Series B Preferred Shares underlying the depositary shares will be deposited with Illinois Stock Transfer Company, as depositary. As a holder of depositary shares, you will be entitled to all proportional rights, preferences and privileges of the Series B Preferred Shares.

ARE EXISTING COMMON EQUITY SHAREHOLDERS AND CUSTOMERS REQUIRED TO PURCHASE DEPOSITARY SHARES IN THE OFFERING?

No shareholder of First Citizens, customer of The Citizens Banking Company (the “Bank”), or any other person, is required to purchase depositary shares in the offering. The depositary shares are being offered to the general public with preference being given first to existing common equity shareholders of First Citizens and then to customers of the Bank and residents of the communities we serve, should they so desire to purchase depositary shares. The decision to purchase depositary shares in the offering will be exclusively that of each person.

HOW MANY DEPOSITARY SHARES ARE BEING OFFERED AND AT WHAT PRICE?

First Citizens Banc Corp is offering up to 1,000,000 depositary shares, as described in the prospectus, at a price of $25.00 per share.

WHO IS BEING GIVEN THE OPPORTUNITY TO PURCHASE DEPOSITARY SHARES IN THE OFFERING?

Depositary shares are being offered for sale to the public in the following order of priority:

•	First, to shareholders of First Citizens Banc Corp who are beneficial owners of common shares of First Citizens;

•	Second, to customers of the Bank and residents of the Ohio counties of Champaign, Crawford, Erie, Franklin, Huron, Logan, Madison, Ottawa, Richland, and Summit; and

•	Third, any depositary shares not sold in the offering to the persons listed above may then be sold through an offering to the general public and selected institutional and retail investors.

IF I SUBSCRIBE, WILL I RECEIVE DEPOSITARY SHARES?

Not necessarily. Placing an order does not guarantee that you will receive depositary shares in the offering. This will depend on several factors such as the total number of depositary shares ordered in the offering by all subscribers and your level of subscription priority. If we receive orders for more depositary shares than we are offering, we may not be able to fully or partially fill your order. Depositary shares will be allocated in the order of priority set forth above, as described more fully in the prospectus.

HOW MANY DEPOSITARY SHARES MAY I ORDER?

The minimum number of depositary shares you may order is 40 shares ($1,000). The maximum number of depositary shares that you may order is the lesser of (1) 160,000 depositary shares ($4 million), or (2) the number of depositary shares, assuming conversion of such depositary shares into our common shares, whereby the purchaser’s total beneficial ownership of our common shares (including any common shares currently owned) would not exceed 5% of our outstanding common shares after the offering, as further discussed in the prospectus.

WILL THE DEPOSITARY SHARES OR THE UNDERLYING SERIES B PREFERRED SHARES BE INSURED?

NO. Your purchase of depositary shares represents an investment in the underlying Series B Preferred Shares. Like the preferred stock of any public company, the Series B Preferred Shares will not be insured or guaranteed by the FDIC or any other government agency or instrumentality.

HOW DO I ORDER THE DEPOSITARY SHARES?

To purchase depositary shares in the offering you must complete and return an Order and Certification Form, along with full payment, such that it is received by us (not postmarked) by 12:00 noon, Eastern Time, on December 4, 2013. Delivery of your order may be made by mail using the order reply envelope provided, by overnight delivery to the indicated address at the top of the Order and Certification Form, or by hand-delivery to First Citizens’ executive offices located at 100 East Water Street, Sandusky, Ohio. Order and Certification Forms may not be delivered to any of our other offices. Please do not mail your Order and Certification Form to First Citizens Banc Corp or any of our subsidiary bank branches.

HOW MAY I PAY FOR MY PURCHASE?

You may pay by personal check, bank check or money order made payable to “U.S. Bank/FCZA - Escrow Account”. Checks will be cashed upon receipt. We cannot accept cash, wires or third party checks.

WILL I EARN INTEREST ON MY FUNDS WHILE THEY ARE HELD IN ESCROW?

No. Funds received during the offering will be held in a segregated account at U.S. Bank, our escrow agent for the transaction. Interest will not be paid on these funds while held in escrow.

WILL DIVIDENDS BE PAID ON THE SERIES B PREFERRED SHARES AND THE DEPOSITARY SHARES?

We expect to pay noncumulative quarterly dividends on the Series B Preferred Shares (and, therefore, the depositary shares). However, there is no guarantee that dividends will be paid. Please read the accompanying prospectus carefully, especially the section of the prospectus entitled “Risk Factors — Risk Factors Related to the Depositary Shares and the Series B Preferred Shares” beginning on page 13.

HOW WILL THE DEPOSITARY SHARES BE TRADED?

We have applied for the depositary shares to be listed on the NASDAQ Capital Market under the symbol “FCZA - B.” If the application for listing is approved, trading of the depositary shares is expected to commence within 30 days following the initial issuance of the depositary shares.

MUST I PAY A COMMISSION?

No. You will not be charged a commission on the purchase of depositary shares in the offering. However, if you are purchasing through a brokerage account, your broker may charge fees associated with your account.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR DEPOSITARY SHARES?

No. After receipt, your executed Order and Certification Form may not be modified, amended or rescinded without our consent unless the offering is not completed, in which case your funds will be promptly returned without interest.

IF I PURCHASE DEPOSITARY SHARES IN THE OFFERING, WHEN AND HOW WILL I RECEIVE DELIVERY OF MY SHARES?

Illinois Stock Transfer Company, as our depositary, transfer agent, and registrar, will issue the depositary shares in book-entry form. This means that we will not issue physical depositary receipts to holders of depositary shares, except in limited circumstances. Beneficial owners will be mailed a statement of ownership indicating the number of depositary shares issued to them in book-entry form.

ARE THE DEPOSITARY SHARES CONVERTIBLE INTO COMMON SHARES OF FIRST CITIZENS?

Yes. Each depositary share, at the option of the holder, is convertible at any time into the number of our common shares equal to $25.00 divided by the conversion price then in effect (initially $7.82). The initial conversion price of $7.82 is equivalent to a 19.4% premium over $6.55 per common share, the last reported sale price of our common shares on October 31, 2013. See the section of the prospectus entitled “Description of the Series B Preferred Shares — Conversion Rights” for further details.

ARE THE DEPOSITARY SHARES REDEEMABLE BY FIRST CITIZENS?

Yes. The Series B Preferred Shares, and, therefore, the depositary shares, are redeemable, in whole or in part, at our option at any time after the sixth anniversary of the issue date of the Series B Preferred Shares, at $1,000 per Series B Preferred Share (equivalent to $25.00 per depositary share), plus declared and unpaid dividends, if any, for the prior and the then-current dividend periods; subject to certain conditions. See the section of the prospectus entitled “Description of the Series B Preferred Shares — Optional Redemption” for further details.

WHERE TO GET MORE INFORMATION

For additional information, refer to the enclosed prospectus or call our offering information center, toll free, at (877) 860-2070, Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The information center will be closed on weekends and holidays.